UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2026
FASTLY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38897	27-5411834
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Brannan Street, Suite 300
San Francisco, CA 94107
(Address of principal executive offices) (Zip code)
(844) 432-7859
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00002 par value	“FSLY”	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of President, Go to Market

On October 30, 2026, Scott R. Lovett notified Fastly, Inc. (the “Company”) of his planned retirement as the Company's President, Go to Market, on a date to be determined during 2027.

On October 30, 2026, the Company entered into a transition and separation agreement (the “Separation Agreement”) with Mr. Lovett, in connection with his planned retirement.

Pursuant to the Separation Agreement, Mr. Lovett will continue to serve as the Company’s President, Go to Market through a retirement date expected to occur during 2027 determined in accordance with the Separation Agreement (the “Retirement Date”), during which time he will continue to perform his existing duties and support the identification, hiring and onboarding of a new Chief Revenue Officer and the transition of his responsibilities. During this period, Mr. Lovett will continue to receive his annual base salary of $450,000, remain eligible to earn commissions under the Company’s Global Sales Compensation Plan with a target annual commission amount of $450,000, and remain eligible for the Company’s employee benefits, but will not be eligible for any new equity awards.

Following the Retirement Date (or, if earlier, a termination of his employment without “cause” or his resignation for “good reason”), Mr. Lovett will serve as a non-employee Senior Advisor during a consulting period (the “Consulting Period”), through June 30, 2027 (the “Initial Consulting End Date”), or such later date as may be agreed to in writing (the Initial Consulting End Date or such later date, as applicable, the “Consulting Period End Date”). Through the Initial Consulting End Date, Mr. Lovett will receive consulting fees at an annual rate equal to his base salary, will remain eligible to earn commissions, and will receive a monthly cash payment in lieu of benefits based on the cost of COBRA coverage.

Mr. Lovett will continue to vest in his outstanding equity awards in accordance with their existing vesting schedules through the Consulting Period End Date. If the Consulting Period is extended beyond the Initial Consulting End Date, continued vesting during the extension period will be subject to the Company’s reasonable satisfaction with Mr. Lovett’s performance.

In addition, if a Change in Control (as defined in the Company's 2022 Change in Control and Severance Benefit Plan (the “Severance Plan”)) occurs (i) at any time prior to the Retirement Date, or (ii) within three months following a termination of Mr. Lovett’s employment by the Company without “cause” or by Mr. Lovett for “good reason” (each as defined in the Severance Plan) prior to the Retirement Date, 100% of Mr. Lovett’s then-unvested equity awards will vest, with any performance-based vesting conditions deemed achieved at the greater of target level and actual performance. Subject to Mr. Lovett’s execution and non-revocation of a release of claims, Mr. Lovett will also be eligible to receive a lump-sum cash severance payment equal to one month of his base salary. The Separation Agreement supersedes Mr. Lovett’s offer letter and his participation in the Severance Plan.

A copy of the Separation Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement.

Item 7.01. Regulation FD Disclosure.

On November 4, 2026, the Company issued a press release announcing Mr. Lovett’s planned retirement. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in Item 7.01, including Exhibit 99.1, of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.     Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Exhibit Description
10.1+*	Transition and Separation Agreement by and between Fastly, Inc. and Scott Lovett, dated October 30, 2026.
99.1	Press Release dated November 4, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
+ Indicates management contract or compensatory plan.
*Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted annexes, schedules and exhibits to the SEC upon its request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTLY, INC.

Dated:	November 4, 2026	By:	/s/ Richard Wong
Richard Wong
Chief Financial Officer